Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Black Hills Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	457(c) and 457(h)	1,700,000	$72.96	$124,032,000.00	.0000927	$11,497.77
Total Offering Amounts					$124,032,000.00		$11,497.77
Total Fee Offsets							$0
Net Fee Due							$11,497.77
(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of Common Stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the Amended and Restated 2015 Omnibus Incentive Plan.
(2) The estimated Proposed Maximum Offering Price Per Share was calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average high and low price of the Common Stock, as reported on the New York Stock Exchange for May 2, 2022, which is within five business days prior to filing this Registration Statement.